EXHIBIT 99.1
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Karen Roberts
Bladder Cancer Awareness
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Study in the Journal of American Medical Association (JAMA) Reports
Significant Improvement in Bladder Cancer Detection - 99% of
Malignancies Found

JAMA Reports that the NMP22® BladderChek® Test is Better at Detecting Bladder Malignancies than
Current Technologies

NEWTON, Mass. —January 17, 2006 — A simple point-of-care urine test, the NMP22 BladderChek Test, was found to significantly increase the detection of recurrent bladder cancer, finding 99% of the malignancies when used with cystoscopy, according to a report in the January 18 issue of the Journal of the American Medical Association (JAMA).

The lead author, H. Barton Grossman M.D. at the M. D. Anderson Cancer Center stated, “This study confirms the prior BladderChek investigation published in JAMA early last year— NMP22 BladderChek combined with cystoscopy detects significantly more cancers than cystoscopy alone. Because bladder cancer has a very high recurrence rate, we need to monitor patients vigilantly. Adding the NMP22 test to routine monitoring provides an extra measure of confidence. This test has important advantages over other methods: it provides results while the patient is at the doctor’s office and as a molecular marker it can detect cancers that might be missed visually without requiring intact cells. No other test is FDA approved for both diagnosis and monitoring that can be used during a patient visit and costs less than cytology.”

When used in combination with cystoscopy, a visual examination of the bladder, the NMP22 BladderChek test detected 99% of bladder malignancies compared to 91% for cystoscopy alone. The BladderChek test was positive for 8 of 9 cancers not seen by cystoscopy, including seven tumors that were aggressive or advanced. The BladderChek test also detected four times as many cancers as the commonly used laboratory based urine cytology test.

The authors of the study, who include clinical investigators at the University of Texas M. D. Anderson Cancer Center, the University of Miami School of Medicine, the University of Rochester Medical Center, Rhode Island Hospital, and community based clinicians, recommended using the NMP22 BladderChek® Test in the routine monitoring and management of bladder cancer patients. They noted that it is an inexpensive and a cost-effective tool, proven to detect significantly more cancers than urine cytology, and at half the cost. When combined with cystoscopy the NMP22® test improves the detection of cancer. Unlike all cell-based urine tests it does not require laboratory time and facilities and expert analysis. This point-of-care test provides unambiguous results during a patient’s visit.

“NMP22® BladderChek® Test is an important tool for doctors—early detection of bladder cancers, both initial and recurrent, improves treatment options and patient outcome,” said Edward Messing M. D., Chairman of the Urology Department at the University of Rochester Medical Center. “Delay of diagnosis of an aggressive bladder cancer even by a few months can affect prognosis. The AUA guidelines for evaluation of patients with blood in the urine recommend using a urine test as back up to cystoscopy. We use the NMP22 test in our practice, and will include it in an upcoming National Cancer Institute (NCI) study for monitoring bladder cancer recurrence after treatment.”

Bladder cancer has the highest rate of recurrence of any malignancy, with the cancer recurring in 50% to 90% of patients, depending on the aggressiveness and extent of the initial tumor. Patients are rigorously monitored throughout their lives for new malignancies. A combination of methods is used to monitor patients since no single method is 100% accurate in detecting the cancer.

The prevalence of bladder cancer in the United States is higher than lung cancer; and its prevalence in women is similar to the number of women with cervical and ovarian cancers. Currently there are 500,000 Americans with a history of bladder cancer.

Developed and commercialized by Matritech (Amex: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, the NMP22 BladderChek Test is the only noninvasive point-of-care assay approved by the FDA as an aid in both the initial diagnosis and monitoring of bladder cancer. Using only four drops of urine, the test detects elevated levels of the nuclear matrix protein NMP22 and results are available during the patient visit.

“Bladder cancer is the second most common urologic malignancy in the U.S. after prostate cancer,” notes investigator and author Mark Soloway M.D., Chairman, Department of Urology at the University of Miami School of Medicine. “We have made dramatic changes with the use of PSA, an early detection program, and tremendous public awareness. Unfortunately, we have not done the same with bladder cancer. One quarter of all bladder malignancies are still first diagnosed after they have become invasive, so treatment is more difficult and prognosis is worse. This hasn’t changed in 20 years. The NMP22 BladderChek test is an important step forward. Not only has it been demonstrated in two large studies to improve detection of new and recurrent cancers, it provides an easy and inexpensive way for primary care doctors to screen patients we know are at higher risk for bladder cancer: people who smoke, are exposed to chemicals or have blood in their urine.”

Because of the high recurrence rate of bladder cancer, patients who have had the disease are typically evaluated for new tumors every three months for the first two years after surgery, twice a year for the next two years, and yearly after that, until a recurrence is diagnosed, at which point monitoring resumes at three month intervals. Early detection is key to extending and providing quality of life for patients, and reducing treatment costs. The five year survival rate is 94% for patients diagnosed with early stage, or noninvasive cancer, while patients with metastatic or advanced stages of the disease have as low as a 6% chance of surviving five years.

“I was diagnosed with bladder cancer ten years ago,” said Sylvia Ramsey, a professor at the Georgia Military Community College-Augusta, GA, and a leading bladder cancer patient advocate. “But, for a year, I was told I only had a bladder infection. Finally, I was referred to a urologist.” Professor Ramsey added, “Each day I am grateful that I am one of the lucky ones. Even though I am cancer free, it is a constant and vigilant process to make sure I stay that way. My urologist and I have a regular set of appointments to keep monitoring me. Ten years ago there was no BladderChek® Test. Today, what a difference! When I speak or write about bladder cancer, I urge people at risk for this cancer to be aware of its symptoms and ask their doctor about being tested. Now with the BladderChek Test, hopefully, the bladder infection that is really cancer will be found earlier.”

Bladder cancer has the highest cost per patient of all cancers from diagnosis to death, with estimated annual direct costs of bladder cancer management at $4 billion. Because of the frequent recurrences and need for rigorous monitoring, this cost per patient from diagnosis to death, ranges from $96,000 - $187,000. The average Medicare reimbursement for urine cytology is approximately $56, and $24 for the NMP22 point-of-care assay. Using these costs, the estimated savings to the medical system would be $16 million per year for one monitoring visit for each of the current 500,000 patients with a history of bladder cancer using the NMP22 test instead of cytology. Actual savings would be higher since people with a history of bladder cancer often have more than one monitoring evaluation annually.

The direct cost of treatment for patients with metastatic genitourinary cancer has been estimated to be more than six times greater than for those patients with localized disease for the same period of time. The challenge, therefore, is to improve detection of bladder cancer without increasing discomfort or cost to the patient.

Costs of detecting a case of bladder cancer using the BladderChek test have been estimated to be $2,625. This cost is comparable to accepted cancer screening tests such as mammography, PSA, and colonoscopy. For women undergoing mammography screening, the cost per breast cancer detected can be as high as $14,000. Prostate cancer screening with PSA leads to costs of nearly $3,000 per cancer detected; colorectal cancer screening has a broader range of $2,000-$5,000 per cancer detected.

About the Study

The study included 668 patients with a history of bladder cancer and was conducted at 23 clinical sites in nine states, including academic, private practice and veterans’ facilities. The study was designed to investigate whether the NMP22 point-of-care test could improve detection of recurrence of a bladder malignancy in the routine monitoring of patients with a prior history of bladder cancer. Patients provided a urine sample for analysis of NMP22 protein and cytology prior to cystoscopy. Testing for the NMP22 tumor marker was conducted in a blinded manner.

About the NMP22® BladderChek® Test

The NMP22® BladderChek® Test was developed and commercialized by Matritech, a leading developer of protein-based diagnostic products for the early detection of cancer. In June 2005 the Company announced that more than 600,000 BladderChek® Tests had been sold and Matritech expects to reach a cumulative one million units sold by early 2006. In May, 2005 the NMP22® BladderChek® Test was featured in a number of platform presentations at the 100th annual meeting of the American Urological Association (AUA); these included clinical trial results and a cost impact analysis that demonstrated the costs of detecting a case of bladder cancer using the BladderChek® Test are similar or less than currently accepted cancer screening methods such as mammography, PSA, and colonoscopy. Additionally, the NMP22® BladderChek® Test was part of the curriculum in an AUA sponsored CME course on bladder cancer based on information presented at the annual meeting. The NMP22® BladderChek® Test detects elevated levels of the NMP22 protein in a single urine sample. Most healthy individuals have very small amounts of the NMP22 protein in their urine, but bladder cancer patients commonly have elevated NMP22 protein levels, even at early stages of the disease. The NMP22® BladderChek® Test, a painless and non-invasive assay, is the only in-office test approved by the FDA for the diagnosis of bladder cancer. The BladderChek® Test, which is reimbursed by Medicare and other medical insurers, is more cost effective than cell-based laboratory cytology tests. It is approved for use in a physician’s office with results available during the patient visit, allowing a rapid, accurate and cost-effective way to aid in the detection of bladder cancer. NMP22® Tests have been approved by the FDA four times for two formats and claims, most recently in April 2003 for point-of-care use for diagnosis.

About Bladder Cancer

Bladder cancer is the fifth most common malignancy in the United States. There are over 500,000 people in the U.S. who have had bladder cancer, making it more prevalent in the population than lung and bronchial cancers. The American Cancer Society estimates that over 63,000 new cases of bladder cancer were diagnosed in the United States in 2005 (over 47,000 men and 16,000 women), and over 13,000 people died of the disease (nearly 9,000 men and 4,000 women). Worldwide it accounts for 330,000 new cases and 100,000 deaths each year. It is also one of the most chronic cancers, recurring in almost 70% of patients. The most common symptom of bladder cancer is blood in the urine, a condition referred to as hematuria.

Bladder cancer is diagnosed primarily in men age 60 and older (it does occur at younger ages) and roughly twice as frequently in white men as in black men. Men are three times more likely to be diagnosed with bladder cancer than women, but a greater percentage of women are diagnosed at an invasive stage of the malignancy. Among U.S. males, the incidence of new bladder cancer cases is almost as large as the incidence of colon cancer.

The most common risk factor for bladder cancer is smoking. Smokers are more than twice as likely to develop bladder cancer as nonsmokers. In the United States, smoking is estimated to be associated with about 50% of bladder cancer deaths among men and 30% among women.

Occupational exposures to chemicals (aromatic amines) used in dry cleaning facilities and the production of dyes, paper, rope, apparel, rubber and petroleum products have been associated with increased risk for bladder cancer. Other industrial exposures implicated as risk factors for developing bladder cancer include combustion gases and soot from coal, chlorinated aliphatic hydrocarbons, and chlorination by-products in heated water.

If diagnosed in its early stages, bladder cancer has a five-year survival rate of 94%. If diagnosed at an advanced stage, however, the five-year survival rate can be less than 10%. It has been estimated that this year in the United States about 25% of bladder cancer patients will be diagnosed after their disease has become invasive or metastatic, significantly lowering the five year survival rate.

Among U.S. women, according to the most recent SEER data, the prevalence of bladder cancer (140,000) is similar to the number of women with cervical (184,000) and ovarian (159,000) cancers. The five year survival rate of women is less than the ten year survival rate of men. Diagnosis in women may be delayed because symptoms are misinterpreted or attributed to other causes. This delay is correlated with a disproportionately higher death rate among women.  In 2005 women accounted for one in four new bladder cancer diagnoses, but one in three bladder cancer deaths.

About Matritech

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22® BladderChek® Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to more than 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22® Test Kit and NMP22® BladderChek® Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize these protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

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Any forward-looking statements related to the Company's currently marketed products, their utility and market acceptance compared to other currently available technologies, as well as to the Company’s present expectations about further development of products and technologies, are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These include risks and uncertainties related to obtaining and maintaining regulatory approvals, market acceptance of and continuing demand for the Company’s products, the impact of competitive products and pricing, technical challenges in completing product and technology development, and health care reform. These and other risk factors are described in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

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